UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
               -----------------------------------------------

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                               U.S. PAWN, INC.
                               (Name of Issuer)

                          Common Stock, No par value
                         (Title Class of Securities)

                                  912-33-000
                                (CUSIP Number)

                             Chase A. Caro, Esq.
                            Caro & Graifman, P.C.
                             The Lincoln Building
                             60 East 42nd Street
                           New York, New York 10165
                                (212) 682-6000
                (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                              December 18, 1997
           (Date of Event which Requires Filing of this Statement)

      Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in iten 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7) [x].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Colin, Winthrop & Co., Inc.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 11,532
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 11,532
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   11,532 Shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.31%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
             CO, BD
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            European Community Capital, LTD.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 - 0 -
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 - 0 -
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0 Shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

            CO, BD
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Shelter Rock Securities Corporation.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 10,000
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 10,000
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,000 Shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.27%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sidney Gluck, ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 23,500
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 23,500
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  23,500 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.62%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Deedee Honigsfeld, ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 25,000
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 25,000
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   25,000 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.67%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

-------------------------------
CUSIP No. 912-33-000
-------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Rodney Smith, ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 250,000
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 250,000
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   250,000 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  6.6%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jack Skidell
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 16,687
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 16,687
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   16,687 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.44%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Anthony P. Balestrieri
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 68,000
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                   - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 68,000
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                    - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   68,000 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  1.81%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Claudia D. Schoenle, ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 23,500
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 23,500
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   23,500 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.62%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Fred & Claudia D. Schoenle, jointly, ###-##-####, ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                   - 0 -
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                   23,000
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                   - 0 -
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                   23,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  23,000 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.61%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                 IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Fred Schoenle, ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 7,500
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 7,500
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   7,500 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.20%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Gary Mason, ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 18,000
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 18,000
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  18,000 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.48%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John Stamm, ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                 32,000
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                 - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                 32,000
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                 - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  32,000 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.85%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------
CUSIP No. 912-33-000
--------------------------------
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            David Stetson
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                 (see Item 9)          (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  |     5.    SOLE VOTING POWER
  NUMBER OF       |                   - 0 -
     SHARES       |-------------------------------------------------------------
BENEFICIALLY      |     6.    SHARED VOTING POWER
  OWNED BY        |                   - 0 -
      EACH        |-------------------------------------------------------------
REPORTING         |     7.    SOLE DISPOSITIVE POWER
   PERSON         |                   - 0 -
     WITH         |-------------------------------------------------------------
                  |     8.    SHARED DISPOSITIVE POWER
                  |                    - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   0 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                  IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

Item 1(a) Name of Issuer.

      This statement relates to Common Stock, No par value ("Common Stock"), of U.S. Pawn, Inc. ("Issuer") a Colorado corporation.

Item 1(b) Address of Issuer's principal executive offices:

      Issuer's principal executive office is located at:

      7215 Lowell Boulevard, Westminster, CO 80030.
------------------------------------------------------------------------------

      The following reporting persons have acted as a group pursuant to Rule 13d-1(f)(1) and are now dissolving said group, (see Item 9).

Item 2 (a) Name of Person Filing: European Community Capital, Ltd. ("ECC")

      (b) Business Address: 300 Old Country Road, Suite 241, Mineola, NY  11501.

      (c) Citizenship: New York

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a) Name of Person Filing: Colin, Winthrop & Co., Inc. ("CW")

      (b) Business Address: 500 North Broadway, Suite 159, Jericho, NY 11753.

      (c) Citizenship: New York

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

Item 2 (a) Name of Person Filing: Shelter Rock Securities Corp., ("SRS")

      (b) Business Address: 500 North Broadway, Suite 159, Jericho, NY 11753.

      (c) Citizenship: New York

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a) Name of Person Filing: Sidney Gluck, ("Gluck");

      (b) Residence: 190 E. 72nd Street, New York, New York 10021

      (c) United States

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a) Name of Person Filing: Deedee Honigsfeld, ("Honigsfeld");

      (b) Residence: 969 East End Street, Woodmere, New York 11598

      (c) United States

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a) Name of Person Filing: Rodney Smith, ("Smith");

      (b) Residence: 3501 Wynnwood Street, Tyler, TX 75711

      (c) United States

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a) Name of Person Filing: Jack Skidell, ("Skidell");

      (b) Residence:112 Foxwood Drive, Jericho, NY 11753

      (c) United States

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a) Name of Person Filing: Anthony Balestrieri, ("Balestrieri");

      (b) Residence: 45 Hansel Road, Murry Hill, NJ 07974

      (c) United States

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a) Name of Person Filing: Fred Schoenle, ("Mr. Schoenle");

      (b) Residence: 1348 Gates Circle, Yardley, PA 19067

      (c) United States

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a) Name of Person Filing: Claudia D. Schoenle, ("Ms. Schoenle");

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

      (b) Residence: 1348 Gates Circle, Yardley, PA 19067

      (c) United States

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a)  Name of Person Filing: Gary Mason,  ("Mason");

      (b) Residence: 7235 Royal Street West, Apartment No. 28, Park City, UT
          84060

      (c) United States

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------

Item 2 (a)  Name of Person Filing: John Stamm,  ("Stamm");

      (b) Residence: 62-52 80th Road, Flushing, New York 11385

      (c) United States

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
      ------------------------------------------------------------------------
Item 2 (a)  Name of Person Filing:  David Stetson,  ("Stetson");

      (b) Residence: 439 Centre Island Road, Centre Island, NY 11771

      (c) United States

      (d) Title and class of securities: Common Stock, No Par Value

      (e) CUSIP No.: 912-33-000
------------------------------------------------------------------------------

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person is filing is a:

As to ECC

      (a) [x] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

As to CW

      (a) [x] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
       ------------------------------------------------------------------------

As to SRS

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

As to Gluck

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      -----------------------------------------------------------------------

As to Honigsfeld

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------
As to Smith

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

As to Skidell

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

As to Balestrieri

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

As to Mr. Schoenle

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

As to Ms. Schoenle

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

As to Mason

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

As to Stamm

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).
      ------------------------------------------------------------------------

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------
As to Stetson

      (a) [ ] Broker or dealer registered under section 15 of the Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

      (f) [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).

      (g) [ ] Parent holding company, in accordance with section
              240.13d-1(b)(ii)(G).

      (h) [x] Group, in accordance with section 240.13d-1(b)(1)(ii)(H).

------------------------------------------------------------------------------
Item 4  Ownership. (As of November 30, 1997)

         As to Colin Winthrop & Co., Inc.

(a)      Beneficially Owned:                11,532 Shares
(b)      Percent of Class:                  0.31%
(c)(i)   Sole Voting Power:                 11,532 Shares
(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  11,532 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to European Community Capital, LTD.

(a)      Beneficially Owned:                0 Shares
(b)      Percent of Class:                  0%
(c)(i)   Sole Voting Power:                 0 shares
(c)(ii)  Shared Voting Power:               0 Shares

                                  SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

(c)(iii) Sole Disposition:                  0 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Shelter Rock Securities Corporation

(a)      Beneficially Owned:                10,000 Shares
(b)      Percent of Class:                  0.27%
(c)(i)   Sole Voting Power:                 10,000 Shares
(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  10,000 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Gluck

(a)      Beneficially Owned:                23,500 Shares
(b)      Percent of Class:                  0.62%
(c)(i)   Sole Voting Power:                 23,500 Shares
(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  23,500 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Smith

(a)      Beneficially Owned:                250,000 Shares
(b)      Percent of Class:                  6.6%
(c)(i)   Sole Voting Power:                 250,000 Shares
(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  250,000 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Skidell

(a)      Beneficially Owned:                16,687 Shares
(b)      Percent of Class:                  0.44%
(c)(i)   Sole Voting Power:                 16,687 Shares
(c)(ii)  Shared Voting Power:               0 Shares

                                  SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

(c)(iii) Sole Disposition:                  16,687 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Balestrieri

(a)      Beneficially Owned:                68,000 Shares
(b)      Percent of Class:                  1.81%
(c)(i)   Sole Voting Power:                 68,000 Shares
(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  68,000 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Claudia Schoenle

(a)      Beneficially Owned:                23,500 Shares
(b)      Percent of Class:                  0.62%
(c)(i)   Sole Voting Power:                 23,500 Shares
(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  23,500 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Claudia and Fred Schoenle

(a)      Beneficially Owned:                23,000 Shares
(b)      Percent of Class:                  0.61%
(c)(i)   Sole Voting Power:                 0 Shares
(c)(ii)  Shared Voting Power:               23,000 Shares
(c)(iii) Sole Disposition:                  0 Shares
(c)(iv)  Shared Disposition:                23,000 Shares
         ----------------------------------------------------------------------

         As to Fred Schoenle

(a)      Beneficially Owned:                7,500 Shares
(b)      Percent of Class:                  0.20%
(c)(i)   Sole Voting Power:                 7,500 Shares

                                  SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  7,500 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Mason

(a)      Beneficially Owned:                18,000 Shares
(b)      Percent of Class:                  0.48%
(c)(i)   Sole Voting Power:                 18,000 Shares
(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  18,000 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Stamm

(a)      Beneficially Owned:                32,000 Shares
(b)      Percent of Class:                  0.85%
(c)(i)   Sole Voting Power:                 32,000 Shares
(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  32,000 Shares
(c)(iv)  Shared Disposition:                0 Shares
         ----------------------------------------------------------------------

         As to Stetson

(a)      Beneficially Owned:                0 Shares
(b)      Percent of Class:                  0.0%
(c)(i)   Sole Voting Power:                 0 Shares
(c)(ii)  Shared Voting Power:               0 Shares
(c)(iii) Sole Disposition:                  0 Shares
(c)(iv)  Shared Disposition:                0 Shares
------------------------------------------------------------------------------

Item 5. Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

            With dissolution of the group (See Item 9), the following persons will not be beneficial owners of more than 5% of the Issuer's shares

                        Gluck; Skidell; Mason;Balestrieri; Claudia Schoenle; Fred Schoenle; Stamm; Stetson;
                        European Community Capital, LTD.;
                        Colin Winthrop & Co., Inc.;
                        Shelter Rock Securities Corporation.
------------------------------------------------------------------------------

Item 6

      Ownership of More than 5 Percent on Behalf of Another Person.

      Not Applicable
------------------------------------------------------------------------------

Item 7

      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not Applicable
------------------------------------------------------------------------------

Item 8

      Identification and Classification of Members of the Group.

      As a Group, the following persons have filed a joint Schedule 13D pursuant to Rule 13d-1.

                        Gluck; Skidell; Mason;Balestrieri; Claudia Schoenle; Fred Schoenle; Stamm; Stetson; Smith;
                        European Community Capital, LTD.;
                        Colin Winthrop & Co., Inc.;
                        Shelter Rock Securities Corporation.

      The names, addresses, and citizenship of these persons are listed under
      Item 2, and their ownership is listed under Item 3.

      As explained in Item 9, these persons have dissolved their group and will not act together for the purpose of acquiring, holding, voting or disposing of the Issuer's securities.

------------------------------------------------------------------------------

Item 9

      Notice of Dissolution of Group

      These persons formerly constituting the Caro & Graifman Group dissolved their group as of December 18, 1997, and will not act together for the purpose of acquiring, holding, voting or disposing of the Issuer's securities. Any further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.

------------------------------------------------------------------------------

Item 10

      Certification

      Not Applicable.

------------------------------------------------------------------------------

                                  SIGNATURE

      After reasonable inquiry and to the best of our knowlwdge and belief, we certify that the information set forth in this statement is true, complete and correct.



Dated:  December 18, 1997
                                          ---------------------------------
                                          Sidney Gluck


Dated:  December 18, 1997
                                          ---------------------------------
                                          Deedee Honigsfeld


Dated:  December 18, 1997
                                          ---------------------------------
                                          Rodney Smith


Dated:  December 18, 1997
                                          ---------------------------------
                                          Anthony P. Balestrieri

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000
--------------------------------

Dated:  December 18, 1997
                                          ---------------------------------
                                          Claudia D. Schoenle


Dated:  December 18, 1997
                                          ---------------------------------
                                          Fred Schoenle


Dated:  December 18, 1997
                                          ---------------------------------
                                          Gary Mason


Dated:  December 18, 1997
                                          ---------------------------------
                                          John Stamm


Dated:  December 18, 1997
                                          ---------------------------------
                                          Jack Skidell


                                          Colin, Winthrop & Co., Inc.

Dated:  December 18, 1997                 by:
                                             ---------------------------------
                                               Jack Skidell, President,
                                               Sole Shareholder


                                          Shelter Rock Securities Corporation

Dated:  December 18, 1997                 by:
                                             ---------------------------------
                                               Jack Skidell, President


                                          E.C. Capital, Ltd


Dated:  December 18, 1997                 by:
                                             ---------------------------------
                                                David Stetson,
                                                Senior Vice-President

                                  SCHEDULE 13G
----------------------
CUSIP No. 912-33-000               EXHIBIT 1
----------------------

Identification and Classification of Members.

      European Community Capital, Ltd.

      Business Address: 300 Old Country Road, Suite 241, Mineola, NY 11501.

      Principal Business: ECC is a broker-dealer and investment banker.

      ECC is a New York Corporation

      The identity and background of each of the executive officers, directors and/or controlling persons of ECC ("ECC Executives") is discussed directly below.

      The names of the Executives are Gregory Small and Jeffrey Lefkowitz. The business address of each of the foregoing persons is E.C. Capital, Ltd., 300 Old Country Road, Suite 241, Mineola, NY 11501.

      The present principal occupation of each of the Executives are set forth below:

      Name                                Present Principal Occupation
      ----                                ----------------------------
      Greg Small                          Chairman of the Board of Directors
      Jeffery Lefkowitz                   President

      Each of the Executives are employed by ECC, an investment banker, broker-dealer, located at 300 Old Country Road, Suite 241, Mineola, NY 11501.

      Each of the Executives is a citizen of the United States.


      ------------------------------------------------------------------------

      Name: Colin, Winthrop & Co., Inc. ("CW")

      Business Address: 500 North Broadway, Suite 159, Jericho, NY 11753.

      Principal Business: CW is a broker-dealer and investment banker.

      CW is a New York Corporation

                                 SCHEDULE 13G
------------------------
CUSIP No. 912-33-000               EXHIBIT 1
------------------------

      The identity and background of each of the executive officers, directors and/or controlling persons of CW ("CW Executives") is discussed directly below. The name of the only Executive is Jack Skidell. The business address of the foregoing person is Colin, Winthrop & Co., Inc., 500 North Broadway, Suite 159, Jericho, NY 11753.

      The present principal occupation of the Executive is set forth below:

      Name                                Present Principal Occupation
      ----                                ----------------------------

      Jack Skidell                        President of CW

      The Executive is employed by CW, an investment banker, broker-dealer, located at 500 North Broadway, Suite 159, Jericho, NY 11753.

      The Executive is a citizen of the United States.

      ------------------------------------------------------------------------


      Name: Shelter Rock Securities Corp., ("SRS")

      Business Address: 500 North Broadway, Suite 159, Jericho, NY 11753.

      Principal Business: SRS ceased to do business as a broker-dealer and investment banker in 1990, and does not currently conduct any business. SRS was the sole underwriter of U.S. Pawn.

      SRS is a New York Corporation

      The identity and background of each of the executive officers, directors and/or controlling persons of SRS ("SRS Executives") is discussed directly below. The name of the only Executive is Jack Skidell. The business address of the foregoing person is Colin, Winthrop & Co., Inc., 500 North Broadway, Suite 159, Jericho, NY 11753.

      The present principal occupation of each of the Executives are set forth below:

                                 SCHEDULE 13G
------------------------
CUSIP No. 912-33-000               EXHIBIT 1
------------------------


      Name                                Present Principal Occupation
      ----                                ----------------------------
      Jack Skidell                        President of CW

      The Executive is employed by CW, an investment banker, broker-dealer, located at 500 North Broadway, Suite 159, Jericho, NY 11753.

      The Executive is a citizen of the United States.

      ------------------------------------------------------------------------

      Name: Sidney Gluck, ("Gluck"); SS. No. ###-##-####

      Residence: 190 E. 72nd Street, New York, New York 10021

      Present principal occupation: Diamond salesperson
            Company name and address: Gluck & Co., 1510 West 47th Street, New York, New York 10036
            Principal business: Diamond sales

      Mr. Gluck is a United States citizen

      ------------------------------------------------------------------------

      Name: Deedee Honigsfeld, ("Honigsfeld"); SS. No. ###-##-####

      Residence: 969 East End Street, Woodmere, New York 11598

      Present principal occupation: Homemaker

      Ms. Honigsfeld is a United States citizen
      ------------------------------------------------------------------------

      Name: Rodney Smith, ("Smith"); SS. No. ###-##-####

      Residence: 3501 Wynnwood Street, Tyler, TX 75711

      Present principal occupation: Money Manager/President
            Company name and address: International Celebrity House, Inc. P.O. Box 7022, Tyler, TX 75711

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000               EXHIBIT 1
--------------------------------

            Principal business: Investment Services

      Mr. Smith is a United States citizen

      ------------------------------------------------------------------------

      Name: Jack Skidell, ("Skidell"); SS.

      Residence:112 Foxwood Drive, Jericho, NY 11753

      Present principal occupation: President of securities firm.
            Company name and address: Colin, Winthrop & Co., Inc., 500 North Broadway, Suite 159, Jericho, NY 11753
            Principal business: broker-dealers

      Mr. Skidell is a United States citizen

      ------------------------------------------------------------------------

      Name: Anthony Balestrieri, ("Balestrieri");

      Residence: 45 Hansel Road, Murry Hill, NJ 07974

      Present principal occupation: Money manager,
            Company name and address: William, Witter Inc.,
            153 East 53rd Street, New York, New York, 10022
            Principal business: Investment Services

       Mr. Balestrieri is a United States citizen

      ------------------------------------------------------------------------

      Name:  Fred Schoenle,  ("Mr. Schoenle"); SS. No. ###-##-####

      Residence: 1348 Gates Circle, Yardley, PA 19067

      Present principal occupation: Retired
            Company name and address: Not Applicable
            Principal business: Not Applicable

      Mr. Schoenle is a United States citizen

      ------------------------------------------------------------------------

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000               EXHIBIT 1
--------------------------------

      Name:  Claudia D. Schoenle,  ("Ms. Schoenle"); SS. No. ###-##-####

      Residence: 1348 Gates Circle, Yardley, PA 19067

      Present principal occupation: Secretary
            Company name and address: Janssen Research Foundation, 125 Trenton Harbourton Road, Titusville, NJ 08560
            Principal business: Research

       Ms. Schoenle is a United States citizen

      ------------------------------------------------------------------------

      Name:  Gary Mason,  ("Mason"); SS. No. ###-##-####

      Residence:7235 Royal Street West, Apartment No. 28, Park City, UT 84060

      Present principal occupation: Owner of Construction Company
            Company name and address: Coastal Pacific Construction Co., 7235 Royal Street West, Apartment No. 28, Park City, UT 84060 Principal business: Construction

      Mr. Mason is a United States citizen

      ------------------------------------------------------------------------

      Name:  John Stamm,  ("Stamm"); SS. No. ###-##-####

      Residence: 62-52 80th Road, Flushing, New York 11385

      Present principal occupation: Analyst
            Company name and address: New York Mercantile Exchange, 1 North End Avenue, New York, New York 10282
            Principal business: Mercantile Exchange

      Mr. Stamm is a United States citizen

      ------------------------------------------------------------------------

      Name:  David Stetson,  ("Stetson");

      Residence: 439 Centre Island Road, Centre Island, NY 11771

                                 SCHEDULE 13G
--------------------------------
CUSIP No. 912-33-000               EXHIBIT 1
--------------------------------

      Present principal occupation: broker-dealer
            Company name and address: E.C. Capital, Ltd., 300 Old Country Road, Suite 241, Mineola, NY 11501.
            Principal business: broker-dealer

           Mr. Stetson is a United States citizen